Exhibit 99.1

May 22, 2024

The Board of Directors of Timberline Resources Corporation
9030 North Hess Street, Suite 161
Hayden, ID United States 83835

Re:          Registration Statement on Form S-4 of McEwen Mining Inc. (“McEwen”), filed May 22, 2024 (the “Registration Statement”)

To the Board of Directors:

Reference is made to our opinion letter, dated April 15, 2024 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than McEwen and its affiliates) of the outstanding shares of common stock (the “Company Shares”), of Timberline Resources Corporation (the “Company”) of the consideration to be paid to such holders for each Company Share pursuant to the Agreement and Plan of Merger, dated as of April 16, 2024, by and among McEwen, Lookout Merger Sub, Inc., a wholly owned subsidiary of McEwen, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Timberline’s Financial Advisor,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger—Timberline Board’s Recommendations and Reasons for the Transaction,” and “The Merger—Opinion of Timberline’s Financial Advisor”, and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

CORMARK SECURITIES INC.